Exhibit 99.1

IIOT-OXYS, Inc. Announces Appointment of Chandran Seshagiri as Advisory Board Chairman

CAMBRIDGE, MA / ACCESSWIRE / March 17, 2021 / IIOT-OXYS, Inc. (OTC PINK:ITOX) announced the appointment of its new Advisory Board Chairman, Chandran Seshagiri, Ph.D.

Cliff Emmons, CEO of IIOT-OXYS, Inc., stated, “I’m pleased to announce the appointment of Chandran Seshagiri as our new Advisory Board Chairman. Chandran is uniquely qualified to lead our Advisory Board, as he has made significant contributions to our past successful projects and continues to lead our algorithm development efforts on current and future projects. His passion for transforming complex signals into actionable information began with his work at the Harvard-MIT Division of Health Sciences and Technology, where he completed his Ph.D. Chandran’s work analyzing physiological time series signals to enable personalized delivery of anesthesia as well as neurostimulation therapy has translated well to the time series data and predictive analyses required for Smart Manufacturing and Structural Health Monitoring applications for IIOT-OXYS, Inc.’s customers.”

“Chandran’s insights and guidance will enable us to continue bringing value to our customers, including the two new potential customers announced in the past two and a half months. He has also been instrumental in building a strong technical relationship with our previously disclosed collaboration partner, Aingura IIoT, S.L. This collaboration, along with the previously disclosed completion of a successful pilot program with a Fortune 500 Pharma company, have allowed the Company and its partner to prepare use cases to renew engagements with all of the Company’s earlier prospects and reach out to new ones. Our sales and marketing efforts continue to result in expanding our key targeted markets and serving a diverse group of clients. We expect these agreements to lead to new business in due time,” continued Mr. Emmons.

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

About Us

IIOT-OXYS, Inc. is a technology company at the intersection of IIoT, AI & Machine Learning, Edge Computing and Manufacturing Operations. We provide actionable mission-critical insights for the Medical/Pharmaceutical, Manufacturing, Agriculture, Defense, and Structural Health, and other industries. IIOT-OXYS, Inc. edge computing open-source hardware and proprietary ML algorithms employ our Minimally-Invasive Load Monitoring (MILM) technology to simply gather data and gain insights to monitor, scope, move from preventive to predictive maintenance, and even optimize development and manufacturing processes. For additional information visit www.oxyscorp.com

CONTACT:

Clifford L. Emmons
CEO
IIOT-OXYS, Inc.
contact@oxyscorp.com
www.oxyscorp.com

SOURCE: IIOT-OXYS, Inc.